JOHN J. PILGER
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                GOLDEN PARACHUTE

         AGREEMENT ("Agreement") by and between Casino Resource Corporation, a Minnesota corporation with its principal offices at 707 Bienville Boulevard, Ocean Springs, Mississippi, 39564 (the "Company"), and John J. Pilger, Chief Executive Officer, (the "Executive"), dated as of the 9th of March, 1998.

         The Board of Directors of the Company (the "Board"), has determined that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks which may be created by a pending or threatened Change of Control, and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control. The Board also believes it is imperative to provide the Executive with compensation and benefit arrangements upon a Change of Control which ensure the compensation and benefit expectations of the Executive will be satisfied and are competitive with those of other corporations. Therefore, in order to accomplish these objectives the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.       Certain Definitions.

         a. The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

         b. The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary date of such date; provided, however, that commencing on the date one year after the date hereof and on each annual anniversary of such date, hereafter referred to as "Renewal Date," the Change of Control period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date, the Executive shall give notice of his determination not to extend the Change of Control Period.

2. Change of Control. For purpose of this Agreement, a "Change of Control" shall mean:

                                      (1)

a. The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, (a "Person") of beneficial ownership of 20% or more of either (i) the outstanding shares of stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

b. As of the date hereof, if any two or more members within a class of the staggered Board of seven or more Directors are removed without the expressed approval or consent of the CEO and Chairman of the Board, or where two or more members of the Board assume office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies; or

c. A hostile reorganization, merger or consolidation which results from either an actual or threatened election contest or actual or threatened solicitation of proxies; or

d. A complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation; which liquidation, sale or dissolution occurs as a result of either actual or threatened solicitation of proxies or consents by or on behalf of persons other than the incumbent Board.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with this Agreement and the terms and provision of this Agreement for a period commencing on the effective date and ending on the third anniversary of such date, (the "Employment Period".)

4.       Terms of Employment.

a.       Position and Duties.

         (i.) During the Employment Period (a) the Executive's position, authorities, duties and responsibilities of same shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (b) the Executive's services shall be performed at the location where the Executive was employed preceding the Effective Date or at the headquarters of the Company.

         (ii.) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote attention and time during normal business hours to the business and affairs of the Company and as defined within his employment contract dated May 20, 1996 and affixed hereto as Exhibit A and to discharge the responsibilities assigned to the Executive hereunder. During the Employment Period it shall not be in violation of this Agreement for the Executive to (a) serve on corporate, civic, charitable boards or committees (b) deliver lectures, fulfill speaking engagements and (c) manage personal investments so long as

                                      (2)
                  such  activities  do  not  significantly  interfere  with  the
                  performance  of  the  Executive's   responsibilities  to  this
                  Company in accordance with this Agreement.

b.       Compensation

         (i.) Base Salary. During the Employment Period the Executive shall receive an "Annual Base Salary" of two hundred twenty-five thousand dollars ($225,000), as set out within Executive Employment Agreement attached here as Exhibit A, which shall be paid on a bi-weekly basis in the same manner as the wage payments of other CRC employees. Additionally, Executive shall be paid by CRC Tunisia S.A. the sum of one hundred twenty-five thousand dollars ($125,000), as unanimously resolved by the Board of Directors August , 1997, annually which sum shall be prepaid annually on payment anniversary date. During the Employment Period, the Annual Base Salary shall increase each year as determined by any increase in the Consumer Price Index between January first of the prior year and January first of the current year (see Executive Employment Agreement). Any increase in the annual base salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

         (ii.) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded an "Annual Bonus" for each fiscal year ending during the Employment Period where CRC and its affiliate subsidiaries generate net income in excess of one million dollars ($1,000,000) as set forth in CRC's audited consolidated financial statements. Annual Bonus payable shall be twenty five thousand dollars ($25,000) per one million dollars ($1,000,000) net income, per fiscal year.

         (iii.) Special Bonus. In addition to Annual Base Salary and any Annual Bonus payable as here above provided, if Executive remains employed with the Company or elects to provide consulting services to Company through the first anniversary of the Effective Date, the Company shall pay to the Executive a "Special Bonus" in recognition of the Executive's services during the crucial one year period following the Change of Control, in cash, a sum equal to Executive's Annual Base Salary plus salary from affiliates and Annual Bonus. The Special Bonus shall be paid no later than thirty days following the first anniversary of the Effective Date.

         (iv.) Incentive Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities less favorable in the aggregate than the most favorable provided by the Company for the Executive in effect at any time during the 90 day period immediately preceding the Effective Date.

         (v.) Welfare Benefit Plans. During the Employment Period the Executive and/or the Executive's family shall be eligible for participation in and shall receive benefit

                                      (3)
                  plans, practices, policies and programs provided by the Company and its affiliates including without limitation; medical, prescription, dental, disability, salary continuation, employee life, group life and travel accident insurance to the extent applicable generally to other peer executives of the Company.

         (vi.) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the most favorable policies, practices and programs of the Company and its affiliates in effect for the Executive at any time during the 90-day pay period immediately preceding the Effective Date.

         (vii.) Office and Support staff. During the Employment Period the Executive shall be entitled to an office or offices of the size and with the furnishings and other appointments and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the forgoing provided to the Executive by the Company at any time during the 90-day period preceding the Effective Date.

         (viii.) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Executive under his Employment Contract attached herein as Exhibit A.

5.       Termination of Employment.

         a. Death or Disability. The Executive's employment shall terminate automatically upon the death of the Executive during the Employment Period. For purposes of this Agreement "Disability" shall mean the absence of the Executive from the Executive's duties from the Company on a full time basis for 90 consecutive business days as a result of incapacity due to a mental or physical illness which is determined to be total and permanent by a physician selected by Company and acceptable to the Executive or the Executive's legal representative.

         b. Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) Executive had theretofore been convicted by any federal, state or local authority for, or pleaded guilty to, an act constituting a felony, or (ii) Executive's termination was as a result of : a) material acts of fraud, material dishonesty or gross misconduct by Executive; or b) repeated and willful failure or refusal by Executive to perform his material duties as delineated herein in Exhibit I "Employment Agreement" if termination for Cause by Company is pursued pursuant to clause (ii)(b) of the preceding sentence it shall be preceded by written notice to Executive describing the specific reasons for termination in order to allow Executive the opportunity to cure and correct problems identified.

         c.       Without   Cause.   Executive  may  terminate  his   employment
                  hereunder, without Cause, provided Executive first gives to Company a written notice of intent to terminate (see (5)(d)).

                                      (4)

         d. Notice of Termination. Any termination by the Company for Cause, or by the Executive without any reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon.

6.       Obligations of the Company.

         a. Executive Termination (other than Cause, Death or Disability.) If during the Employment Period the Executive shall terminate employment without reason:

                  i. The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                           A. The sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not therefore paid, (2) the product of ("x") the Highest Annual Bonus and ("y") a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) the Special Bonus, if due to the Executive pursuant to section 4(b)(iii) to the extent not theretofore paid and (4) any compensation previously deferred by the Executive and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in 1, 2, 3 and 4 shall refer to "Accrued Obligations"); and

                           B. The amount (hereafter referred to as "Severance Amount") which shall equal the product of 2.99 and the sum of the
                                    Executive's   Annual  Base  Salary  and  the
                                    highest Annual Bonus, which product shall be reduced by the present value (determined in section 280G(d)(4) of the Internal Revenue Code as amended); and

                           C. A separate lump sum supplemental retirement benefit payable under Retirement Plan and Supplemental Retirement Plan (SERP) of the Company providing benefits for the Executive which the Executive would receive if the Executive's employment continued at the compensation level provided for in section 4(b)(i) and 4(b)(ii) for the remainder of the Employment Period, assuming the accrued benefits are fully vested.

                  ii. For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(v). For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained

                                      (5)
                           employed until the end of the Employment Period and to have retired on the last day of such period.

                  iii. To the extent not theretofore paid or provided; the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provide or which the Executive is eligible to receive pursuant to this Agreement and under any plan, program, practice or policy or contract or agreement of the Company and its affiliated companies.

b. Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations, payable to Executive's estate in a lump sum in cash within 30 days of Date of Termination and the timely payment of Welfare Benefit Continuation and Other Benefits and a lump sum cash payment within 30 days of termination the Severance Amount and Supplemental Retirement Amount (SERP).

c. Disability. If the Executive's employment is terminated by reason of Executive's Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive other than
         (i) payment of Accrued Obligation within 30 days of Termination Date and the timely payment of the Welfare Benefit Continuation and Other Benefits and (ii) payment to the Executive in cash within 30 days of termination an amount equal to the greater of a lump sum of Severance Amount and Supplemental Retirement Amount (SERP).

d. Cause. If the Executive's employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligation to the Executive other than an obligation to pay to the Executive Annual Base Salary through the Date of Termination plus any amount of compensation previously deferred by the Executive to the extent theretofore unpaid.

7. Non-exclusivity of Rights. Except as provided in Sections 6(a) (ii), 6(b) and 6(c) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.       Full Settlement; Resolution of Disputes.
         In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company

                                      (6)
         agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company or the Executive where the Company is found at fault.

9. Dispute. In the event of a dispute as to whether a violation of any provision of the Agreement has occurred, or to enforce any provision of this Agreement, all such disputes shall be submitted to binding arbitration before the Arbitration Association in Mississippi, in accordance with the commercial rules of the body, and the prevailing party shall be entitled to reasonable costs and attorneys fees. Judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.      Certain Additional Payments by the Company.

         Anything in this Agreement to the contrary not withstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive ("Payment") would be subject to the Excise Tax (imposed by Section 4999 of the Code) or any interest or penalties are incurred by the Executive with respect to such Excise Tax such total amount paid by the Executive of all taxes including without limitation income taxes and interest and penalties thereto and any additional Excise Tax imposed upon the gross up payment, the Executive will be reimbursed in full by Company an amount of gross up payment equal to Excise Tax and other taxes imposed.

         Any Gross Up Payment as determined pursuant to this section shall be paid by the Company to the Executive within 5 days of receipt of an accounting determination. If accounting determines no Excise Tax is payable by the Executive it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a penalty. Any determination to the contrary which would require payment of an Excise Tax or other tax payment will be remitted in full by Company within 10 business days after Executive has provided Company with written claim, nature of claim, and date claim is to be paid.

11.      Successors.

         a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no

                                      (7)
                  such succession had taken place. As used in this Agreement, "Company" shall mean, the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.      Miscellaneous.

         a. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:       John J. Pilger
                                             115 Spanish Point
                                             Ocean Springs, MS 39564

                  If to the Company:         Casino Resource Corporation
                                             707 Bienville Blvd.
                                             Ocean Springs, MS 39564

                  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communication shall be effective when actually received by the addressee.

         c. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         d. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         e. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive's employment with the Company terminates, then the Executive shall have no further rights under this Agreement.

                                      (8)

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization form its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                                     ___________________________
                                                     John J. Pilger
                                                     Casino Resource Corporation

                                                     ___________________________
                                                     By




                                      (9)